Exhibit 107

Calculation Of Filing Fee Tables

Form S-4
(Form Type)

CoreWeave, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A common stock, par value $0.000005 per share	457(c), 457(f)(1)	5,195,397(1)	N/A	$653,670,341.42(2)	0.00015310	$100,076.93
Fees to Be Paid	Equity	New Tranche 1 Warrants to purchase CoreWeave common stock(3)	Rule 457(g)	—	—	—	0.00015310	—(3)
Fees to Be Paid	Equity	New Tranche 2 Warrants to purchase CoreWeave common stock(4)	Rule 457(g)	—	—	—	0.00015310	—(4)
Fees Previously Paid	Equity	Class A common stock, par value $0.000005 per share	457(c), 457(f)(1)	53,100,853(1)	N/A	$5,877,640,852.04(5)	0.00015310	$899,866.81
Fees Previously Paid	Equity	New Tranche 1 Warrants to purchase CoreWeave common stock(3)	Rule 457(g)	97,434,281	—	—	0.00015310	—(3)
Fees Previously Paid	Equity	New Tranche 2 Warrants to purchase CoreWeave common stock(4)	Rule 457(g)	12,406,445	—	—	0.00015310	—(4)
	Total Offering Amounts					$6,531,311,193.46		$999,943.74
	Total Fees Previously Paid							$899,866.81
	Total Fee Offsets							—
	Net Fee Due							$100,076.93

(1)
Represents the estimated maximum number of shares of Class A common stock, par value $0.000005 per share, of CoreWeave, Inc., a Delaware corporation (“CoreWeave” and such shares, the “CoreWeave common stock”), issuable in connection with the proposed merger of Miami Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of CoreWeave, with and into Core Scientific, Inc., a Delaware corporation (“Core Scientific”), with Core Scientific continuing as the surviving company and as a wholly owned subsidiary of CoreWeave (the “Merger”). Consists of, based on the exchange ratio of 0.1235 shares of CoreWeave common stock per common stock, par value $0.00001 per share, of Core Scientific (the “Core Scientific common stock”), in each case with respect to outstanding Core Scientific shares or securities convertible into Core Scientific shares, and Tranche 1 Warrants and Tranche 2 Warrants, outstanding as of September 11, 2025: (i) 58,296,250 shares of CoreWeave common stock to be issued, in exchange for (a) 306,833,449 shares of Core Scientific common stock, (b) 288,460 shares of Core Scientific common stock reserved for disputed claims in connection with the Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Affiliated Debtors (with Technical Modifications) filed with the United States Bankruptcy Court for the Southern District of Texas by Core Scientific and certain of its affiliates, (c) an estimated maximum of 6,553,528 shares of Core Scientific common stock underlying certain Core Scientific restricted stock unit awards (whether vested or unvested), (d) an estimated maximum of 7,088,694 shares of Core Scientific common stock underlying certain Core Scientific performance stock unit awards (whether vested or unvested), (e) an estimated maximum of 48,004 shares of Core Scientific common stock underlying in-the-money Core Scientific options that may be exercised prior to the closing of the Merger pursuant to the formula set forth in the Merger Agreement, assuming that the Per Company Share Price (as defined in the Merger Agreement) is $13.24, which is based on the average of the volume weighted averages of the trading prices of CoreWeave common stock (as reported by Bloomberg L.P.) on each of the five consecutive trading days ending on (and including) September 11, 2025 and (f) 41,825,776 shares of Core Scientific common stock reserved for issuance upon the conversion of Core Scientific’s 3.00% Convertible Senior Notes due 2029, (ii) 12,032,877 shares of CoreWeave common stock issuable upon exercise of New Tranche 1 Warrants (as defined in the Warrant Agreement, dated as of January 23, 2024, by and between Core Scientific and Computershare Inc. and its affiliate, Computershare Trust Company, N.A. (the “Warrant Agreement”)) to purchase shares of CoreWeave common stock issued in exchange for Tranche 1 Warrants (as defined in the Warrant Agreement) to purchase shares of Core Scientific common stock and (iii) 1,480,409 shares of CoreWeave common stock issuable upon exercise of New Tranche 2 Warrants (as defined in the Warrant Agreement) to purchase shares of CoreWeave common stock issued in exchange for Tranche 2 Warrants (as defined in the Warrant Agreement) to purchase shares of Core Scientific common stock. 53,100,853 shares of CoreWeave common stock were previously registered on Form S-4 filed by CoreWeave on August 20, 2025 and 5,195,397 shares are being registered herein.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price $653,670,341.42 is (x) the average of the high and low prices of Core Scientific common stock as reported on Nasdaq on September 12, 2025 ($15.53) multiplied by (y) the maximum number of shares of Core Scientific common stock (42,090,814) to be exchanged for shares of CoreWeave common stock upon completion of the Merger.

(3)
Consists of CoreWeave New Tranche 1 Warrants to purchase shares of CoreWeave common stock issued in the Merger in exchange for Tranche 1 Warrants to purchase shares of Core Scientific common stock. The registration fee with respect to the CoreWeave New Tranche 1 Warrants has been allocated to the underlying shares of CoreWeave common stock issuable upon exercise of such New Tranche 1 Warrants, as described in footnote (1). Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)
Consists of CoreWeave New Tranche 2 Warrants to purchase shares of CoreWeave common stock issued in the Merger in exchange for Tranche 2 Warrants to purchase shares of Core Scientific common stock. The registration fee with respect to the CoreWeave New Tranche 2 Warrants has been allocated to the underlying shares of CoreWeave common stock issuable upon exercise of such New Tranche 2 Warrants, as described in footnote (1). Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(5)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price $5,877,640,852.04 is (x) the average of the high and low prices of Core Scientific common stock as reported on Nasdaq on August 14, 2025 ($13.67) multiplied by (y) the maximum number of shares of Core Scientific common stock (429,966,412) to be exchanged for shares of CoreWeave common stock upon completion of the Merger.